Exhibit 99.1

Kevin Donlon and Michael Clement Appointed as Directors
of New York Mortgage Trust, Inc.

NEW YORK, NY - June 16, 2016 (GLOBE NEWSWIRE) - New York Mortgage Trust, Inc. (the “Company”) (NASDAQ: NYMT) announced today that its Board of Directors has appointed Kevin M. Donlon and Michael Clement as Directors of the Company, effective immediately. Mr. Clement has also been appointed to serve as a member of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees.

Mr. Donlon was named President of the Company on May 16, 2016 in connection with the Company’s acquisition of RiverBanc LLC, an investment management firm and registered investment adviser under the Investment Advisers Act of 1940 that was founded by Mr. Donlon in 2010 and has sourced and managed over $400 million of direct and indirect investments in multifamily apartment properties. Mr. Donlon’s diverse career has spanned many facets of the real estate capital markets including roles as chief executive, principal investor, investment banker, consultant and entrepreneur. Prior to founding RiverBanc, Mr. Donlon was a Managing Director with BlackRock from January 2010 until August 2010 following its acquisition of Helix Financial Group LLC in January 2010. Mr. Donlon founded Helix Financial Group LLC in May 2004 to provide advisory, underwriting and analytical services to the commercial real estate capital markets arena and served as its Managing Partner from May 2004 to January 2010. As Managing Partner of Helix Financial Group LLC, Mr. Donlon managed a team of more than 175 employees. From 1997 to 2004, Mr. Donlon was a Principal in the CMBS Capital Markets Group of Banc of America Securities LLC where he managed over $10 billion of loan origination, securities underwriting and debt placement.

Mr. Clement has been a professor in the Department of Accounting at the University of Texas at Austin since 2011 and has held associate professor and assistant professor positions in the Department of Accounting of the University of Texas at Austin since 1997. Mr. Clement was a Vice President of Global Investment Research for Goldman Sachs & Co. from 2002 until 2004. Mr. Clement was a Vice President of Capital Planning and Analysis from 1988-1991 and a Manager of the Audit Division from 1982-1986 at Citicorp. Mr. Clement earned a Ph.D. in Accounting from Stanford University in 1997.

Commenting on today’s announcement, Steven R. Mumma, the Chairman of the Company’s Board of Directors and Chief Executive Officer, stated, “We are excited to welcome Kevin and Michael to the Board. Kevin is a leading asset manager in the multifamily investment space whose investment performance while at RiverBanc was a major factor in the Company’s growth in recent years. Moreover, his experience in organizing, growing and charting strategic direction for new businesses, together with his significant expertise and reputation in the multifamily space, is particularly relevant to the Company. Michael is a highly regarded thought leader in the accounting arena who also has significant experience working with financial institutions and financial market participants. His wealth of knowledge in economics, finance and accounting will be of great benefit to the Company and Board.” Alan L. Hainey, lead independent director, added "We are excited about the additions of Kevin and Michael. Michael brings significant accounting expertise and an additional independent voice to the board, while Kevin brings a strong strategic mind and the knowledge of an area of significant focus for the Company."

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust for federal income tax purposes ("REIT"). NYMT is an internally managed REIT which invests in mortgage-related and financial assets and targets residential mortgage loans, including second mortgages and loans sourced from distressed markets, multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments and other commercial real estate-related investments, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes.

For Further Information
AT THE COMPANY
Kristine R. Nario
Investor Relations
Phone: (646) 216-2363
Email: knario@nymtrust.com